Exhibit 99.1

41280 Bridge St Novi, MI 48375 P: 517.543.6400
THESHYFTGROUP.COM

The Shyft Group Appoints Michael Dinkins

to its Board of Directors

Dinkins Brings Broad Global Finance Expertise Across Multiple Industries

Novi, Mich., December 1, 2020 – The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), the North American leader in specialty vehicle manufacturing, assembly and upfit for the commercial, retail, and service specialty vehicle markets, today announced that Michael Dinkins has been appointed to the Company's Board of Directors, effective December 1, 2020. Dinkins was also appointed to the Board’s Audit Committee.

Dinkins brings nearly three decades of executive financial experience, serving as Chief Financial Officer and Chief Executive Officer at a number of publicly traded companies, including Integer Holdings Corp and Hilb, Rogal, & Hobbs Co. Dinkins currently serves as President and Chief Executive Officer of Dinkins Financial, which assists private equity firms in building portfolios through acquisitions. Dinkins began his career at General Electric, where he spent 17 years and held multiple financial roles across the company.

“We welcome Michael and very much look forward to his contributions to the Shyft Group’s Board of Directors,” said James Sharman, Chairman of the Board. “His vast financial expertise, diverse career experience and unique perspectives will be a valuable addition to our Board, as our entire team continues to pursue future growth opportunities to add value for our shareholders."

Dinkins is National Association of Corporate Directors (NACD) Directorship Certified™ and has served on the board of directors for several publicly traded companies. He currently serves on the boards of Crane Co., a manufacturer of highly engineered industrial products and Community Health Systems, operators of general acute care hospitals. Dinkins also serves on the board of National Council on Compensation Insurance, a non-profit insurance rating and data collection bureau specializing in workers’ compensation.

“I am pleased to join The Shyft Group team during this exciting time of strategic growth,” said Dinkins. “Working with my fellow directors, I look forward to actively participating in the Company’s continued growth momentum, both organic and acquisitive.”

The Company's Board of Directors now consists of Chairman James Sharman, Daryl Adams, Thomas Clevinger, Richard Dauch, Michael Dinkins, Angie Freeman, Ron Harbour, and Paul Mascarenas.

41280 Bridge St Novi, MI 48375 P: 517.543.6400
THESHYFTGROUP.COM

About The Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles & Services and Shyft Specialty Vehicles. Today, its family of brands include Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan RV Chassis, Builtmore Contract manufacturing, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 2,900 associates across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $757 million in 2019. Learn more about The Shyft Group at www.TheShyftGroup.com.

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CONTACT:

Investors:

Juris Pagrabs

Group Treasurer, Director of Investor Relations

The Shyft Group

Juris.Pagrabs@theshyftgroup.com

(517) 997-3862

Media:

Samara Hamilton

Vice President of Marketing and Communications

The Shyft Group

Samara.Hamilton@theshyftgroup.com

(517) 997-3860